EXHIBIT 10.1

AMENDMENT to

EMPLOYMENT AGREEMENT

This Amendment (the “Amendment”), dated October 6, 2016, amends that certain Employment Agreement (“Agreement”) made and entered into effective as of January 13, 2015 (“Effective Date”) by and between CoLucid Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Thomas P. Mathers (“Executive”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

Recitals

A. The Company desires to continue to employ Executive, and Executive desires to continue to be employed by the Company.

B. The Company and Executive desire to amend the terms of the Agreement.

Agreement

NOW, THEREFORE, in consideration of the foregoing and the mutual promises set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

1.	The following clause of Section 7.7 of the Agreement is hereby deleted:

“ provided, however, that the payment of such Severance Benefits shall be reduced by the full amount that such payments, when added to all other payments or benefits of any kind to Executive by reason of the Change in Control of the Company, constitutes an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”)”

2.	The following Section 7.13 is hereby added to the Agreement:

7.13. Parachute Payment Limitation

(a) Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to which the Executive is subject or a party to the contrary, if any of the payments or benefits provided or to be provided by the Company to the Executive or for the Executive’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and would, but for this Section 7.13, be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law and any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be payable either (i) in full or (ii) reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax, whichever of the foregoing clauses (i) or (ii) results in the Executive’s receipt on an after-tax basis of the greatest amount of payments and benefits after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax).

(b) Any such reduction shall be made in accordance with Section 409A of the Code and the following: (i) the Covered Payments which do not constitute deferred compensation subject to Section 409A of the Code shall be reduced first, and (ii) Covered Payments that are cash payments shall be reduced before non-cash payments, and Covered Payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date.

(c) If, notwithstanding the initial application of this Section 7.13, the Internal Revenue Service determines that any Covered Payment constitutes an “excess parachute payment” (as defined by Section 280G(b) of the Code), this Section 7.13 will be reapplied based on the Internal Revenue Service’s determination, and the Executive will be required to promptly repay the portion of the Covered Payments required to avoid imposition of the Excise Tax together with interest at the applicable federal rate (as defined in Section 7872(f)(2)(A) of the Code) from the date of the Executive’s receipt of the excess payments until the date of repayment.

(d) Any determination required under this Section 7.13 shall be made in writing in good faith by the accounting firm which was the Company’s independent auditor immediately before the Change in Control (the “Accountants”), which shall provide detailed supporting calculations to the Company and the Executive as requested by the Company or the Executive. The Company and the Executive shall provide the Accountants with such information and documents as the Accountants may reasonably request in order to make a determination under this Section 7.13. The Company shall be responsible for all fees and expenses of the Accountants.

3.     This Amendment, together with the Agreement, represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such parties. This Amendment may not be modified or amended except by a written agreement duly executed by both parties hereto.

IN WITNESS WHEREOF, Executive and the Company have executed this Amendment, intending it to be effective as of the date first written above.

COMPANY:		EXECUTIVE:

COLUCID PHARMACEUTICALS, INC.		THOMAS P. MATHERS

By:	/s/ Arthur Pappas	/s/ Thomas P. Mathers
	Arthur Pappas, Chairman of the Board	Thomas P. Mathers